Exhibit 4.9

DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock of Jefferson Capital, Inc. and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified in their entirety by reference to the full text of our amended and restated certificate of incorporation and amended and restated bylaws and applicable provisions of the General Corporation Law of the State of Delaware, or the DGCL.

Jefferson Capital, Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. References herein to “we,” “us,” “our” and the “Company” refer to Jefferson Capital, Inc. and not to any of its subsidiaries unless otherwise specified.

General

Our amended and restated certificate of incorporation authorizes capital stock consisting of:

▪330,000,000 shares of common stock, par value $0.0001 per share; and

▪50,000,000 shares of preferred stock, par value $0.0001 per share.

All shares of our common stock outstanding are fully paid and non-assessable.

The following summary describes the material provisions of our capital stock. We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws.

Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.

Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

Dividends

Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant.

Anti-Takeover Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay, or prevent a change of control of our company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions, or employee benefit plans.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. In all other cases and at any other time, directors may only be removed from our board of directors for cause by the affirmative vote of a majority of the shares entitled to vote. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Stockholder Action; Special Meeting of Stockholders

Our amended and restated certificate of incorporation provides that from and after the Trigger Date, as defined in our Registration Statement on S-1, filed with the Securities and Exchange Commission on January 5, 2026 (the “S-1”), our stockholders will not be able to take action by written consent for any matter and may only take action at annual or special meetings. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws, unless previously approved by our board of directors. Our amended and restated certificate of incorporation further provides that special meetings of our stockholders may be called only by the board of directors, the Chairman of our board of directors, our chief executive officer, our president or another officer selected by a majority of our board of directors; provided, however, that prior to the Trigger Date, special meetings of the stockholders for any purpose may also be called by or at the direction of the board of directors or the Chairman of the board of directors at the request of the JCF Stockholders, as defined in our S-1, thus limiting the ability of a stockholder to call a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting. The board of directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the board of directors. Prior to the Trigger Date, the JCF Stockholders shall not be subject to the notice requirements with respect to the proposal of any business (other than with respect to the nomination of directors) at any annual or special meeting of the stockholders. For so long as the JCF Stockholders are entitled to designate a director for election pursuant to the Stockholders Agreement, as defined in our S-1, the JCF Stockholders also shall not be subject to the notice requirements with respect to the nomination of directors.

Amendment of Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of the holders of a majority in voting power of the shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders a majority of the votes which all our stockholders would be eligible to cast in an election of directors.

Removal of Directors; Vacancies

Prior to the Trigger Date, any director may be removed at any time, with or without cause, by the holders of at least a majority of the voting power of the outstanding shares of our common stock entitled to vote on the election and removal of directors in the manner permitted by our amended and restated certificate of incorporation. In all other cases and from and after the Trigger Date, our amended and restated certificate of incorporation provides that, except in the case of the removal of a director designated by the JCF Stockholders or their permitted transferees, which removal shall be only take place in accordance with the terms of the Stockholders Agreement, directors may only be removed from our board of directors for cause and only by the affirmative vote of the holders of at least 662∕3% of the voting power of the common stock outstanding and entitled to vote on the election and removal of directors. Except in the case of a vacancy arising with respect to a director designated by the JCF Stockholders, which vacancy shall be filled in accordance with the terms of the Stockholders Agreement, our board of directors has the sole power to fill any vacancy on our board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise.

Supermajority Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that the board of directors is expressly authorized to adopt, make, alter, amend or repeal our bylaws. From and after the Trigger Date, any adoption, alteration, amendment or repeal of our bylaws by our stockholders will require the affirmative vote of holders of at least 662∕3% of the voting power of our outstanding capital stock entitled to vote thereon. In addition, our amended and restated certificate of incorporation provides that from and after the Trigger Date, certain articles of the certificate of incorporation, including those relating to (i) the board size, classification, removal and vacancies, (ii) stockholder action by written consent, (iii) special meetings of stockholders, (iv) amendment of certificate and bylaws, (v) business combinations with interested stockholders, (vi) liability of directors, (vii) forum selection, and (viii) waiver of corporate opportunity, may be amended only by a vote of at least 662∕3% of the voting power of our outstanding capital stock entitled to vote thereon.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulative votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Section 203 of the DGCL

In general, Section 203 of the DGCL, an anti-takeover provision, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder,” or person or group owning 15% or more of the corporation’s voting stock, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in the manner prescribed by the DGCL and Delaware Court of Chancery.

We elected in our amended and restated certificate of incorporation not to be subject to Section 203; however, our amended and restated certificate of incorporation contains provisions that have generally the same effect as Section 203. Nonetheless, our amended and restated certificate of incorporation provides that the JCF Stockholders, their affiliates and successors, and their direct and indirect transferees are not deemed “interested stockholders” for purposes of such provisions and therefore will not be subject to such provisions regardless of the percentage of our voting stock owned by them.

Conflicts of Interest; Corporate Opportunities

In order to address potential conflicts of interest between us and the JCF Stockholders, our amended and restated certificate of incorporation contains certain provisions regulating and defining the conduct of our affairs to the extent that they may involve the JCF Stockholders and their directors, managers, officers, associated funds, employees and/or representatives and our rights, powers, duties and liabilities and those of our directors, officers, employees and stockholders in connection with our relationship with the JCF Stockholders. In general, these provisions recognize that we and the JCF Stockholders may engage in the same or similar business activities and lines of business or have an interest in the same areas of corporate opportunities and that we and the JCF Stockholders will continue to have contractual and business relations with each other, including directors, officers or employees of the JCF Stockholders serving as our directors, officers or employees.

Our amended and restated certificate of incorporation provides that the JCF Stockholders have no duty to communicate information regarding a corporate opportunity to us or to refrain from engaging in the same or similar lines of business or doing business with any of our clients, customers or vendors. Moreover, our amended and restated certificate of incorporation provides that for so long as the JCF Stockholders and their affiliates own at least 10% of the total voting power of our outstanding shares with respect to the election of directors or otherwise has one or more directors, officers or employees serving as our director, officer or employee, in the event that any of our directors, officers or employees who is also a director, officer or employee of the JCF Stockholders acquires knowledge of a potential transaction or matter that may be a corporate opportunity for us and the JCF Stockholders, such director, officer or employee shall to the fullest extent permitted by law have fully satisfied and fulfilled his or her fiduciary duty, if any, with respect to such corporate opportunity, and we, to the fullest extent permitted by law, renounce any interest or expectancy in such business opportunity, and waive any claim that such business opportunity constituted a corporate opportunity that should have been presented to us or any of our affiliates, if he or she acts in a manner consistent with the following policy: such corporate opportunity offered to any person who is our director, officer or employee and who is also a director, officer or employee of the JCF Stockholders shall belong to us only if such opportunity is expressly offered to such person solely in his or her capacity as our director or officer and otherwise shall belong to the JCF Stockholders.

Our amended and restated certificate of incorporation also provides for special approval procedures that may be utilized if it is deemed desirable by the JCF Stockholders, us, our affiliates or any other party, that we take action with specific regard to transactions or opportunities presenting potential conflicts of interest, out of an abundance of caution, to ensure that such transactions are not voidable, or that such an opportunity or opportunities are effectively disclaimed. Specifically, we may employ any of the following special procedures:

▪the material facts of the transaction and the director’s, officer’s or employee’s interest are disclosed or known to the board of directors or a duly appointed committee of the board of directors, and the board of directors or such committee authorizes approves or ratifies the transaction by the affirmative vote or consent of a majority of the directors (or committee members) who have no direct or indirect interest in the transaction and, in any event, of at least two directors (or committee members); or

▪the material facts of the transaction and the director’s interest are disclosed or known to the stockholders entitled to vote and they authorize, approve or ratify such transaction.

Any person purchasing or otherwise acquiring any interest in any shares of our common stock will be deemed to have consented to these provisions of our amended and restated certificate of incorporation.

Subject to the rights of the holders of any series of preferred stock then outstanding, and in addition to any vote required by applicable law, the affirmative vote of the holders of at least 662∕3% of the voting power of the then outstanding shares of voting stock, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with these provisions of the amended and restated certificate of incorporation.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL, along with the right to have expenses incurred in defending proceedings paid in advance of their final disposition. In connection with the IPO, we entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification and advancement provisions contained under our amended and restated bylaws and provided under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders to recover monetary damages against a director for breach of fiduciary duties as a director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation relating to us. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such mergers or consolidations will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery, subject to certain limitations.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, in certain circumstances. Among other things, either the stockholder bringing any such action must be a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock must have thereafter devolved by operation of law, and such stockholder must continuously hold shares through the resolution of such action.

Exclusive Forum

Our amended and restated certificate of incorporation and amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or stockholders to us or to our stockholders; (iii) any action asserting a claim against us arising pursuant to the DGCL, our certificate of incorporation or our bylaws (as either may be amended from time to time); and (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. As a result, any action brought by any of our stockholders with regard to any of these matters needs to be filed in the Court of Chancery of the State of Delaware and cannot be filed in any other jurisdiction; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Furthermore, Section 22 of the Securities Act, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Consequently, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation and amended and restated bylaws will also provide that, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause or causes of action against us or any defendant arising under the Securities Act. Such provision is intended to benefit and may be enforced by us, our officers and directors, employees and agents, including the underwriters and any other professional or entity who has prepared or certified any part of this prospectus. While the Delaware courts have determined that such choice of forum provisions are facially valid, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings and a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. Nothing in our amended and restated certificate of incorporation and amended and restated bylaws preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

If any action the subject matter of which is within the scope described above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the applicable provisions of our amended and restated certificate of incorporation and amended and restated bylaws and having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Although our amended and restated certificate of incorporation and amended and restated bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims or make such lawsuits more costly for stockholders, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. For the avoidance of doubt, we note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

Trading Symbol and Market

Our common stock is listed on the Nasdaq Global Select Market under the symbol “JCAP.”